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                                                                    EXHIBIT 3.27


                          CERTIFICATE OF INCORPORATION

                                       OF

                        NEW HAVEN RESIDUALS SYSTEMS, INC,


         FIRST: The name of the corporation (the "Corporation") is New Haven Residuals Systems, Inc.

         SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle, and the name of its registered agent at such address is Corporation Service Company.

         THIRD: The nature of the business or purposes to be conduced or promoted are:

         (a) To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware; and

         (b) In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of the State of Delaware or by any other law or by this Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

         FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value $1.00 per share, amounting in the aggregate to One Thousand Dollars ($1,000).

         FIFTH: The name and mailing address of the incorporator is:

                    Paul A. Toretta
                    New Haven Residuals Systems, Inc.
                    55 Old Field Point Road
                    Greenwich, Connecticut 06830


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         SIXTH: The Board of Directors of the Corporation is expressly authorized to exercise all powers granted to directors by law except insofar as such powers are limited or denied herein or in the By-Laws of the Corporation. In furtherance of such powers, the Board of Directors of the Corporation shall have the right to make, alter or repeal the By-Laws of the Corporation.

         SEVENTH: Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in any applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation or in the By-Laws of the Corporation. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

         EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said


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compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

         NINTH: No director of the Corporation shall have any personal liability to the Corporation or its stockholders for any monetary damages for breach of fiduciary duty as a director, except that this Article NINTH shall not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. Neither the amendment nor the repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption or an inconsistent provision.

         TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute.


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         THE UNDERSIGNED, being the solo incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand this 28th day of August, 1995.

                                            /s/ Paul A. Toretta
                                            ------------------------------------
                                            Paul A. Toretta
                                            Its Incorporator



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